                                                                   EXHIBIT 10.17

                              FLOWSERVE CORPORATION

                       1989 RESTRICTED STOCK DIVIDEND PLAN

                           (EFFECTIVE OCTOBER 1, 2000)


ARTICLE 1.    GENERAL PROVISIONS

SECTION 1.  PURPOSE

The purpose of the Flowserve Corporation 1989 Restricted Stock Dividend Plan ("1989 Dividend Plan") is to provide for the deferral of cash dividends payable to Participants under the Flowserve Corporation 1989 Restricted Stock Plan ("1989 Restricted Stock Plan").

SECTION 2.  DEFINITIONS

For purposes of the 1989 Dividend Plan, all terms shall have the meanings as defined under Section 2 of Article I of the 1989 Restricted Stock Plan unless defined in this document.

ARTICLE 2.    PARTICIPANT DEFERRAL OF RESTRICTED SHARES

SECTION 1.  ACCOUNTS FOR DEFERRED DIVIDENDS

         (a) Any dividends paid on the Deferred Shares in the separate account of a Participant ("Dividends") will be credited to a deferred cash account created through a trust ("Trust") established by the Company in which the amount of the Dividends will be recorded for the benefit of the Participant, with interest to be credited to the Dividends in the following manner. The Company will credit to each such cash account, as of the first day of each calendar quarter, interest on the amount then credited to such account, including all previous credits to such account by operation of this Section, computed at an annual rate equal to 120% of the long-term applicable federal rate compounded quarterly as published by the Internal Revenue Service for the beginning month of each calendar quarter to determine imputed interest income for tax purposes.

         (b) Any amount of Dividends or interest credited to the cash account of a Participant hereunder will represent only an unsecured promise of the Company to pay or deliver the amount so credited in accordance with the terms of this Article of the 1989 Dividend Plan. Neither a Participant nor any beneficiary of a Participant will acquire any right, title or interest in any asset of the Company as a result of any amount of cash credited to a Participant's account. At all times, a Participant's rights with respect to an amount credited to his/her account will be only those of an unsecured creditor of the Company. The Company will not be obligated or required in any manner to restrict the use of any of its assets as a result of any amount credited to a Participant's account. No right or benefit under the 1989 Dividend Plan shall be subject to anticipation, alienation, sale, assignment, pledge, lien, encumbrance or charge and any attempt to take any such action shall be void.

SECTION 2.  DISTRIBUTION OF DEFERRED DIVIDENDS

Dividends will be distributed only in accordance with the following sections, pursuant to the election specified by the Participant.

         (a) In the event a Participant ceases to be a director or employee of the Company as the case may be, for any reason, any Dividends and the interest on those Dividends previously or currently credited to his/her account will be distributed commencing within 60 calendar days of his/her termination in accordance with the method of distribution elected by the Participant.

         (b) The Participant may elect to receive such distribution in a lump sum, in equal installments (not exceeding ten), or in some designated combination thereof.

         (c) If the election is a lump sum, then interest and Dividends will be credited to the account through the date of distribution and the entire amount of Dividends, with applicable interest, will be paid to the Participant within 60 days of his/her termination.

         (d) If installments have been elected, any Dividends, with applicable interest, will be calculated through the date of termination and added to the account. The resulting deferred cash total shall be divided equally by the number of installments elected and the first payment made within 60 days of termination. The second and all subsequent installment payments shall be made between January 1 and 30 of each following year. Interest will continue to accrue to the account on the balance remaining in the Participant's Dividend account until all installments have been paid. Interest will be paid annually with each installment payment.

         (e) If any portion of a Participant's deferred account remains unpaid at his/her death, then, after his/her death, such amount will be paid (i) to his/her beneficiary(ies) in accordance with the method of distribution elected by the Participant (following the procedures for lump sum and installment payments set forth above), or (ii) if the beneficiary predeceases the Participant, to the Participant's estate in a lump sum. Should a beneficiary die after the Participant has terminated service but before the entire Deferred Shares have been disbursed pursuant to the 1989 Restricted Stock Plan, the balance of the cash benefit under this 1989 Dividend Plan will be paid to the beneficiary's estate in a lump sum.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed this 19th day of January, 2001.



                               FLOWSERVE CORPORATION


                               By: /s/ Ronald F. Shuff
                                   ---------------------------------------------
                                   Ronald F. Shuff
                                   Vice President, Secretary and General Counsel


                                       3